Exhibit 10.11

AMENDMENT TO BONUS PLAN

Great Western Bank, an Iowa banking corporation, and                          (the “Participant”) are parties to a Bonus Plan dated                         .

Due to the adoption of Section 409A of the Internal Revenue Code, the parties deem it advisable to amend the Plan as follows:

The last three paragraphs of the Bonus Plan dated as set forth above are hereby deleted and the following substituted in lieu thereof:

In order to qualify for the bonus, you must remain an employee of the Bank during the entire fiscal year and not have announced a resignation prior to the time for payment of any installment. One-third of each year’s bonus will be paid as soon as practical after the end of the fiscal year, following receipt of the audited financial statements from independent accountants, but in no event later than two and one-half months after the end of the fiscal year. One-third will be paid the following June 30, and one-third will be paid on the next subsequent June 30.

In the event of the termination of your employment, voluntarily or involuntarily, with or without cause, or upon announcement of your resignation, prior to any payment date, then Great Western Bank will be under no obligation to pay any subsequent payments hereunder or under any Former Bonus Plan. However, in the event of termination of your employment due to your death or permanent disability (as determined in the sole judgment of the Great Western Bank Board of Directors), prior to a payment date, any amounts accrued for fiscal years ending prior to the date of your death or such disability will be paid to you, if living, otherwise to a beneficiary designated by you in writing, if any, otherwise to your spouse, if any, otherwise to your estate, when and as payments would otherwise have been payable to you.

If the foregoing is acceptable to you, please indicate the same by signing a copy hereof.

GREAT WESTERN BANK
Approved:		Clive, Iowa

By
Participant		President